Exhibit 99.1

Barnes & Noble Reports Fiscal 2015 Year-End Financial Results

Consolidated EBITDA Increases 30% to $327 million

NOOK® EBITDA Losses Decrease 60%

NEW YORK--(BUSINESS WIRE)--June 25, 2015--Barnes & Noble, Inc. (NYSE:BKS) today reported sales and earnings for its fiscal 2015 fourth quarter and full-year ended May 2, 2015.

The fourth quarter and full-year ended May 2, 2015, consisted of 13 weeks and 52 weeks, respectively, as compared to 14 weeks and 53 weeks in the prior year. Comparable sales data in this release exclude the impact of the additional week in fiscal 2014 and are on a comparable week basis.

Fourth quarter consolidated revenues decreased 10.4% to $1.2 billion versus the prior year. Consolidated fourth quarter earnings before interest, taxes, depreciation and amortization (EBITDA) improved to $33 million, as compared to $11 million in the prior year. For fiscal 2015, consolidated revenues decreased 4.9% to $6.1 billion versus the prior year. Fiscal 2015 consolidated EBITDA increased 30.4% to $327 million, as compared to $251 million a year ago.

The consolidated fourth quarter net loss was $19.4 million, or $0.37 per share, as compared to the prior year net loss of $36.7 million, or $0.72 per share. Fiscal 2015 consolidated net earnings were $36.6 million, or $0.21 per share, as compared to a net loss of $47.3 million, or $1.12 per share, in the prior year.

“The Company is successfully implementing strategic and operating initiatives resulting in the improved performance of each of our business units as evidenced by our 30% year-over-year consolidated EBITDA increase. We ended 2015 with an improved balance sheet, and also well positioned to move forward with a focus on operations and our customers,” said Michael P. Huseby, Chief Executive Officer of Barnes & Noble. “Our fiscal 2015 core comparable bookstore sales increased 0.5% benefiting from merchandising initiatives, coupled with an improving physical book business. NOOK significantly reduced its losses as a result of our cost rationalization efforts. College continued to grow its new business, improve its comparable store sales trends and develop its digital education platform, Yuzu™. By acquiring the external partnership interests in NOOK Media, we gained the operational and structural flexibility we now have. We expect to separate the Barnes & Noble, Inc. and Barnes & Noble Education businesses by the end of August, allowing each business to independently focus on their growth initiatives.”

Fourth Quarter 2015 Results from Operations

Segment results for the 13 weeks of fiscal 2015 and 14 weeks of fiscal 2014 fourth quarters are as follows:

	Revenues (unaudited)				EBITDA(2) (unaudited)
$ in millions			Increase/(Decrease)				Increase/(Decrease)
	Q4 2015	Q4 2014	$	%	Q4 2015	Q4 2014	$	%
Retail	$869.4	$955.6	$(86.2)	-9.0%	$32.4	$53.1	$(20.7)	-39.0%
College	$274.0	$298.3	$(24.3)	-8.1%	$14.9	$14.1	$0.9	6.1%
NOOK	$52.4	$87.1	$(34.7)	-39.8%	$(14.8)	$(56.0)	$41.2	73.6%
Elimination (1)	$(11.7)	$(19.1)	$7.4	-38.6%	n/a	n/a	n/a	n/a
Total	$1,184.1	$1,321.9	$(137.8)	-10.4%	$32.6	$11.2	$21.4	191.0%

Fiscal 2015 Results from Operations

Segment results for the 52 weeks of fiscal year 2015 and 53 weeks of fiscal year 2014 are as follows:

	Revenues (unaudited)				EBITDA(2) (unaudited)
$ in millions			Increase/(Decrease)				Increase/(Decrease)
	Fiscal 2015	Fiscal 2014	$	%	Fiscal 2015	Fiscal 2014	$	%
Retail	$4,108.2	$4,295.1	$(186.9)	-4.4%	$322.5	$354.1	$(31.6)	-8.9%
College	$1,772.4	$1,748.0	$24.3	1.4%	$91.1	$114.6	$(23.4)	-20.5%
NOOK	$263.8	$505.9	$(242.0)	-47.8%	$(86.3)	$(217.6)	$131.3	60.4%
Elimination (1)	$(75.0)	$(167.7)	$92.7	-55.3%	n/a	n/a	n/a	n/a
Total	$6,069.5	$6,381.4	$(311.9)	-4.9%	$327.3	$251.0	$76.3	30.4%

(1) Represents the elimination of intercompany sales from NOOK to Barnes & Noble Retail and Barnes & Noble College on a sell-through basis.
(2) This non-GAAP measure has been reconciled to the comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures on the attached Segment Information table.

Retail

The Retail segment, which includes Barnes & Noble Bookstores and BN.com, had revenues of $869 million for the quarter and $4.1 billion for the full year, decreasing 9.0% and 4.4%, respectively. The inclusion of the 53rd week contributed $57 million in additional sales in fiscal 2014, representing a majority of the sales decline for the quarter. Comparable store sales declined 1.3% during the quarter and 1.9% for the full year. “Core” comparable store sales, which exclude sales of NOOK products, decreased 0.5% for the fourth quarter, while increasing 0.5% for the full year. Sales for both the quarter and the year were also impacted by store closures and lower online sales.

Retail generated EBITDA of $32 million for the quarter, decreasing 39.0%, primarily as a result of the additional week of sales last year. Full year EBITDA of $322 million decreased 8.9% primarily as a result of the sales decline.

College

The College segment had revenues of $274 million for the quarter, decreasing 8.1% as compared to a year ago. The inclusion of the 53rd week contributed $15 million in additional sales in fiscal 2014. Fourth quarter sales were also negatively impacted by timing of the fiscal calendar, as the prior year included an additional week of rush sales. Comparable store sales increased 6.0% for the quarter on higher general merchandise and textbook sales.

For the fiscal year, despite the comparison to a 53-week year, College sales increased 1.4% to $1.8 billion, led by new store growth. Full year comparable store sales increased 0.1%, as higher general merchandise sales were offset by increased adoption of lower priced textbook rentals.

Fourth quarter College EBITDA slightly increased to $15 million. Full year College EBITDA decreased 20.5% to $91 million, primarily due to continued investments to support new business growth and the Yuzu digital education platform, as well as the comparison to an $8 million favorable LIFO adjustment in the prior year. College’s fiscal 2015 EBITDA includes $26 million of expenses for Yuzu, as compared to $22 million in the prior year.

NOOK

The NOOK segment (including digital content, devices and accessories) had revenues of $52 million for the quarter and $264 million for the full year, decreasing 39.8% for the quarter and 47.8% for the year.

Device and accessories sales were $13 million for the quarter and $86 million for the full year, declining 48.2% and 66.7%, respectively, due to lower unit selling volume. Digital content sales were $40 million for the quarter and $177 million for the full year, declining 36.5% and 27.8%, respectively, due primarily to lower device unit sales.

Fourth quarter NOOK EBITDA losses of $15 million declined $41 million, primarily on comparisons to prior year asset impairment charges of $28 million. Full year EBITDA losses of $86 million declined $131 million, or 60.4%, versus the prior year on cost rationalization efforts, prior year impairment charges, previously disclosed current year benefits and improved device margins.

Outlook

For fiscal year 2016, the Company expects Retail core comparable bookstore sales, which exclude sales of NOOK products, to increase approximately 1%, while College comparable store sales are also expected to increase approximately 1%. The Company also expects full fiscal year EBITDA losses in the NOOK segment to decline versus the prior year.

Other Matters

The Company said it plans to name Michael Huseby, the Company’s current Chief Executive Officer, Executive Chairman of Barnes & Noble Education when the proposed spin-off of Barnes & Noble Education becomes effective.

Conference Call

A conference call with Barnes & Noble, Inc.’s senior management will be webcast beginning at 10:00 A.M. ET on Thursday, June 25, 2015, and is accessible at www.barnesandnobleinc.com/webcasts.

Barnes & Noble, Inc. will report fiscal 2016 first quarter results on or about September 9, 2015.

About Barnes & Noble, Inc.

Barnes & Noble, Inc. (NYSE: BKS) is a Fortune 500 company and the leading retailer of content, digital media and educational products. The Company operates 648 Barnes & Noble bookstores in 50 states, and one of the Web’s largest e-commerce sites, BN.com (www.bn.com). The NOOK digital business offers award-winning NOOK® products and an expansive collection of digital reading and entertainment content through the NOOK Store® (www.nook.com), while Barnes & Noble College Booksellers, LLC operates 724 bookstores serving over five million students and faculty members at colleges and universities across the United States.

General information on Barnes & Noble, Inc. can be obtained by visiting the Company's corporate website: www.barnesandnobleinc.com.

Forward-Looking Statements

This press release contains certain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) and information relating to Barnes & Noble that are based on the beliefs of the management of Barnes & Noble as well as assumptions made by and information currently available to the management of Barnes & Noble. When used in this communication, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," "will,” “forecasts,” “projections,” and similar expressions, as they relate to Barnes & Noble or the management of Barnes & Noble, identify forward-looking statements.

Such statements reflect the current views of Barnes & Noble with respect to future events, the outcome of which is subject to certain risks, including, among others, the effect of the proposed separation of Barnes & Noble Education (including with respect to the timing of the completion thereof), the general economic environment and consumer spending patterns, decreased consumer demand for Barnes & Noble’s products, low growth or declining sales and net income due to various factors, possible disruptions in Barnes & Noble’s computer systems, telephone systems or supply chain, possible risks associated with data privacy, information security and intellectual property, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible risks that inventory in channels of distribution may be larger than able to be sold, possible risks associated with changes in the strategic direction of the device business, including possible reduction in sales of content, accessories and other merchandise and other adverse financial impacts, possible risk that component parts will be rendered obsolete or otherwise not be able to be effectively utilized in devices to be sold, possible risk that financial and operational forecasts and projections are not achieved, possible risk that returns from consumers or channels of distribution may be greater than estimated, the risk that digital sales growth is less than expectations and the risk that it does not exceed the rate of investment spend, higher-than-anticipated store closing or relocation costs, higher interest rates, the performance of Barnes & Noble’s online, digital and other initiatives, the success of Barnes & Noble’s strategic investments, unanticipated increases in merchandise, component or occupancy costs, unanticipated adverse litigation results or effects, product and component shortages, risks associated with the commercial agreement with Samsung, the potential adverse impact on the Company’s businesses resulting from the Company’s prior reviews of strategic alternatives , the risk that the transactions with Pearson and Samsung do not achieve the expected benefits for the parties or impose costs on the Company in excess of what the Company anticipates, including the risk that Nook Digital’s applications are not commercially successful or that the expected distribution of those applications is not achieved, risks associated with the international expansion previously undertaken, including any risks associated with a reduction of international operations following termination of the Microsoft commercial agreement, the risk that Barnes & Noble Education is not able to perform its obligations under the Pearson commercial agreement and the consequences thereof, the risk that Nook Digital is not able to perform its obligations under the Samsung commercial agreement and the consequences thereof; the risks associated with the termination of Microsoft commercial agreement, including potential customer losses, risks associated with the restatement contained in, the delayed filing of, and the material weakness in internal controls described in Barnes & Noble’s Annual Report on Form 10-K for the fiscal year ended April 27, 2013, risks associated with the SEC investigation disclosed in the quarterly report on Form 10-Q for the fiscal quarter ended October 26, 2013, risks associated with the ongoing efforts to rationalize the NOOK business and the expected costs and benefits of such efforts and associated risks and other factors which may be outside of Barnes & Noble’s control, including those factors discussed in detail in Item 1A, “Risk Factors,” in Barnes & Noble’s Annual Report on Form 10-K for the fiscal year ended May 3, 2014, and in Barnes & Noble’s other filings made hereafter from time to time with the SEC.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Barnes & Noble or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Barnes & Noble undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this communication.

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended	14 weeks ended	52 weeks ended	53 weeks ended
	May 2, 2015	May 3, 2014	May 2, 2015	May 3, 2014

Sales	$1,184,079	$1,321,906	$6,069,497	$6,381,357
Cost of sales and occupancy	782,197	897,555	4,196,998	4,523,422
Gross profit	401,882	424,351	1,872,499	1,857,935
Selling and administrative expenses	369,283	413,148	1,545,152	1,606,936
Depreciation and amortization	46,589	53,768	194,174	216,807
Operating income (loss)	(13,990)	(42,565)	133,173	34,192
Interest expense, net	3,116	6,639	17,890	29,507
Income (loss) before taxes	(17,106)	(49,204)	115,283	4,685
Income taxes	2,315	(12,500)	78,687	51,953
Net income (loss)	$(19,421)	$(36,704)	$36,596	$(47,268)

Income (loss) per common share:
Basic	$(0.37)	$(0.72)	$0.21	$(1.12)
Diluted	$(0.37)	$(0.72)	$0.21	$(1.12)

Weighted average common shares outstanding:
Basic	63,198	59,117	60,842	58,971
Diluted	63,198	59,117	60,928	58,971

Percentage of sales:
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy	66.1%	67.9%	69.1%	70.9%
Gross profit	33.9%	32.1%	30.9%	29.1%
Selling and administrative expenses	31.2%	31.3%	25.5%	25.2%
Depreciation and amortization	3.9%	4.1%	3.2%	3.4%
Operating income (loss)	-1.2%	-3.2%	2.2%	0.5%
Interest expense, net	0.3%	0.5%	0.3%	0.5%
Income (loss) before taxes	-1.4%	-3.7%	1.9%	0.1%
Income taxes	0.2%	-0.9%	1.3%	0.8%
Net income (loss)	-1.6%	-2.8%	0.6%	-0.7%

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	May 2, 2015	May 3, 2014

ASSETS
Current assets:
Cash and cash equivalents	$74,360	$340,171
Receivables, net	98,576	143,981
Merchandise inventories	1,293,164	1,234,635
Textbook rental inventories	55,075	50,341
Prepaid expenses and other current assets	65,331	66,580
Short-term deferred taxes	142,809	144,730
Total current assets	1,729,315	1,980,438

Property and equipment:
Land and land improvements	2,541	2,541
Buildings and leasehold improvements	1,207,039	1,224,083
Fixtures and equipment	1,866,719	1,938,555
	3,076,299	3,165,179
Less accumulated depreciation and amortization	2,627,007	2,674,466
Net property and equipment	449,292	490,713

Goodwill	489,267	493,189
Intangible assets, net	513,842	528,576
Other noncurrent assets	47,789	44,533
Total assets	$3,229,505	$3,537,449

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$655,064	$735,112
Accrued liabilities	434,049	502,583
Gift card liabilities	358,146	356,700
Short-term note payable	-	127,250
Total current liabilities	1,447,259	1,721,645

Deferred taxes	200,527	211,925
Other long-term liabilities	196,302	366,989

Redeemable Preferred Shares	196,059	194,797

Preferred Member Interests in NOOK Media, LLC	-	383,397

Shareholders' equity:
Common stock; $.001 par value; 300,000 shares authorized;
98,115 and 93,540 shares issued, respectively	98	94
Additional paid-in capital	1,927,997	1,395,463
Accumulated other comprehensive loss	(16,533)	(11,773)
Retained earnings	357,512	344,021
Treasury stock, at cost, 34,841 and 34,364, respectively	(1,079,716)	(1,069,109)
Total Barnes & Noble, Inc. shareholders' equity	1,189,358	658,696
Noncontrolling interest	-	-
Total shareholders' equity	1,189,358	658,696
Commitments and contingencies	-	-
Total liabilities and shareholders' equity	$3,229,505	$3,537,449

BARNES & NOBLE, INC. AND SUBSIDIARIES
Segment Information
(In thousands)
(Unaudited)

		13 weeks ended	14 weeks ended	52 weeks ended	53 weeks ended
		May 2, 2015	May 3, 2014	May 2, 2015	May 3, 2014

Sales
	Retail	$869,360	$955,577	$4,108,243	$4,295,110
	College	274,000	298,266	1,772,389	1,748,042
	NOOK	52,431	87,126	263,833	505,862
	Elimination	(11,712)	(19,063)	(74,968)	(167,657)
Total		$1,184,079	$1,321,906	$6,069,497	$6,381,357

Gross Profit
	Retail	$268,989	$296,512	$1,311,722	$1,338,289
	College	101,530	102,562	444,250	437,369
	NOOK	31,363	25,277	116,527	82,277
Total		$401,882	$424,351	$1,872,499	$1,857,935

Selling and Administrative Expenses
	Retail	$236,570	$243,409	$989,223	$984,236
	College	86,594	88,483	353,130	322,819
	NOOK	46,119	81,256	202,799	299,881
Total		$369,283	$413,148	$1,545,152	$1,606,936

EBITDA
	Retail	$32,419	$53,103	$322,499	$354,053
	College	14,936	14,079	91,120	114,550
	NOOK	(14,756)	(55,979)	(86,272)	(217,604)
Total		$32,599	$11,203	$327,347	$250,999

Net Income (Loss)
	EBITDA	$32,599	$11,203	$327,347	$250,999
	Depreciation and Amortization	(46,589)	(53,768)	(194,174)	(216,807)
	Interest Expense, net	(3,116)	(6,639)	(17,890)	(29,507)
	Income Taxes	(2,315)	12,500	(78,687)	(51,953)
Total		$(19,421)	$(36,704)	$36,596	$(47,268)

Percentage of sales:

Gross Margin
	Retail	30.9%	31.0%	31.9%	31.2%
	College	37.1%	34.4%	25.1%	25.0%
	NOOK	77.0%	37.1%	61.7%	24.3%
Total		33.9%	32.1%	30.9%	29.1%

Selling and Administrative Expenses
	Retail	27.2%	25.5%	24.1%	22.9%
	College	31.6%	29.7%	19.9%	18.5%
	NOOK	113.3%	119.4%	107.4%	88.7%
Total		31.2%	31.3%	25.5%	25.2%

BARNES & NOBLE, INC. AND SUBSIDIARIES
Earnings (Loss) Per Share
(In thousands, except per share data)
(Unaudited)

	13 weeks ended	14 weeks ended	52 weeks ended	53 weeks ended
	May 2, 2015	May 3, 2014	May 2, 2015	May 3, 2014
Numerator for basic income (loss) per share:
Net income (loss)	$(19,421)	$(36,704)	$36,596	$(47,268)
Preferred stock dividends	(3,942)	(4,202)	(15,767)	(16,028)
Accretion of dividends on preferred stock	(315)	(1,643)	(7,339)	(3,032)
Less allocation of earnings and dividends to participating securities	-	-	(739)	-
Net income (loss) available to common shareholders	$(23,678)	$(42,549)	$12,751	$(66,328)

Numerator for diluted income (loss) per share:
Net income (loss) available to common shareholders	$(23,678)	$(42,549)	$12,751	$(66,328)
Preferred stock dividends (a)	-	-	-	-
Accretion of dividends on preferred stock (a)	-	-	-	-
Allocation of earnings and dividends to participating securities	-	-	739	-
Less diluted allocation of earnings and dividends to participating securities	-	-	(738)	-
Net income (loss) available to common shareholders	$(23,678)	$(42,549)	$12,752	$(66,328)

Denominator for basic income (loss) per share:
Basic weighted average common shares	63,198	59,117	60,842	58,971

Denominator for diluted income (loss) per share:
Basic weighted average common shares	63,198	59,117	60,842	58,971
Preferred shares (a)	-	-	-	-
Average dilutive options	-	-	86	-
Diluted weighted average common shares	63,198	59,117	60,928	58,971

Income (loss) per common share:
Basic	$(0.37)	$(0.72)	$0.21	$(1.12)
Diluted	$(0.37)	$(0.72)	$0.21	$(1.12)

(a) Although the Company was in a net income position during the 52 weeks ended May 2, 2015, the dilutive effect of the Company’s convertible preferred shares were excluded from the calculation of income per share using the two-class method because the effect would be antidilutive.

CONTACT:
Barnes & Noble, Inc.
Media:
Mary Ellen Keating, 212-633-3323
Senior Vice President
Corporate Communications
mkeating@bn.com
or
Investors:
Andy Milevoj, 212-633-3489
Vice President, Investor Relations
amilevoj@bn.com